Registration No. 33-60340
                                                                 Rule 424(b)(3)

         SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 20, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller

                   Senior/Subordinate Mortgage Pass-Through
               Certificates, Series 1993F, Class A-1, A-2, A-3,
                           A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION

                                Master Servicer

         -----------------------------------------------------------------

     On September 23, 1993, the Senior/Subordinate Pass-Through Certificates, Series 1993F, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $266,044,740. The Class A Certificates represented beneficial interests of approximately 97.10% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of September 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-42 of the Prospectus Supplement are hereby updated, in their entirety, as follows:




                                      PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                  (Dollars in Thousands)

                                        December 31, 1999            December 31, 1998            December 31, 1997
                                     Number of                   Number of                    Number of
                                    PrimeFirst     Principal     PrimeFirst     Principal     PrimeFirst     Principal
                                       Loans        Amount         Loans         Amount         Loans         Amount

PrimeFirst Loans
  Outstanding...................         11,223     $4,526,896        11,263     $4,408,862        14,159     $5,302,950
Delinquency Period
  30-59 Days....................            199       $ 76,666           184       $ 77,751           183       $ 66,254
  60-89 Days....................             38         15,834            26          9,815            26         18,544
  90 Days or More*..............             15          8,300            34         23,664            24         18,072
                                         ------         ------        ------      ---------        ------  -   ---------
     Total Delinquency..........            252       $100,800           244       $111,230           233       $102,870
                                         ======       ========        ======       ========  ====     ===       ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          2.25%          2.23%         2.17%          2.52%         1.65%          1.94%

Loans in Foreclosure............             36       $ 33,135            47       $ 43,681            39       $ 47,396

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount

  Outstanding...................          0.32%          0.73%         0.42%          0.99%         0.28%          0.89%
---------------------------------
         * Does not include loans subject to bankruptcy proceedings.




                                             PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                  (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 1999     December 31, 1998     December 31, 1997
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $4,467,879            $4,855,906           $4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  11,243                12,711               12,607

Gross Charge-offs.................................              $    5,578            $    4,030            $   5,363
Recoveries........................................              $       16            $        2            $      99
                                                                ----------            ----------            ---------
Net Charge-offs...................................              $    5,562            $    4,028            $   5,264
                                                                ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                   0.12%                 0.08%                0.11%


     Additionally, the information contained in the table entitled "Range of Cut-Off Date Group 1 Mortgage Loan Principal Balances", "Margins in Loan Group 1", "Range of Cut-Off Date Group 2 Mortgage Loan Principal Balances" and "Cut-Off Date Group 3 Mortgage Loan Principal Balances" under the heading "The Mortgage Pool" on pages S-27, S-30, S-33 and S-37, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and margins of the Mortgage Loans:




         Range of Group 1 Mortgage Loan Principal Balances as of December 31, 1999

                                        Number of Mortgage                                     % of Grouop 1 Mortgage Loans
     Range of Principal Balances              Loans                 Principal Balance          by Principal Balance
---------------------------------------------------------------------------------------------------------------------------

$0-49,999.99                                    8                          $     162,801.76                   0.37%
$50,000-54,999.99                               2                                104,904.70                   0.24%
$60,000-74,999.99                               1                                 74,979.16                   0.17%
$75,000-99,999.99                               6                                560,032.02                   1.29%
$100,000-149,999.99                             10                             1,228,282.18                   2.83%
$150,000-199,999.99                             10                             1,757,549.44                   4.05%
$200,000-249,999.99                             8                              1,733,419.28                   3.99%
$250,000-299,999.99                             11                             3,089,552.15                   7.11%
$300,000-349,999.99                             9                              2,888,302.00                   6.65%
$350,000-399,999.99                             4                              1,512,192.56                   3.48%
$400,000-449,999.99                             3                              1,311,224.17                   3.02%
$450,000-499,999.99                             2                                935,848.17                   2.15%
$500,000-549,999.99                             3                              1,517,675.56                   3.49%
$550,000-599,999.99                             1                                550,000.00                   1.27%
$600,000-649,999.99                             1                                629,999.98                   1.45%
$650,000-699,999.99                             1                                692,000.00                   1.59%
$800,000-849,999.99                             2                              1,638,000.00                   3.77%
$900,000-949,999.99                             1                                919,997.84                   2.12%
$950,000-999,999.99                             3                              2,951,950.00                   6.80%
$1,100,000-1,199,999.99                         2                              2,269,000.00                   5.22%
$1,200,000-1,299,999.99                         1                              1,299,490.66                   2.99%
$1,300,000-1,399,999.99                         1                              1,385,000.00                   3.19%
$1,700,000-1,799,999.99                         1                              1,748,449.35                   4.03%
$2,000,000-2,099,999.99                         1                              2,000,000.00                   4.61%
$2,400,000-2,499,999.99                         2                              4,871,486.47                  11.22%
$2,500,000-2,599,999.99                         1                              2,599,999.74                   5.99%
$2,900,000-2,999,999.99                         1                              2,998,593.71                   6.90%
                                      ------------------------------------------------------------------------------
               TOTALS                           96                        $   43,430,730.90                 100.00%
                                      ==============================================================================




                                         Margins in for Loan Group 1 as of December 31, 1999

                                        Number of Mortgage                                   % of Loan Group 1 by
             Margin (1)                       Loans                 Principal Balance          Principal Balance
--------------------------------------------------------------------------------------------------------------------
              -0.25                             5                     $    7,969,949.74                  18.35%
             -0.125                             5                          3,574,014.29                   8.23%
                  0                             17                         5,955,533.87                  13.71%
               0.25                             15                         2,767,663.61                   6.37%
                0.5                             20                         2,123,783.55                   4.89%
                  1                             4                            532,320.38                   1.23%
               1.25                             1                            326,487.07                   0.75%
                1.5                             7                         12,276,570.84                  28.27%
              1.625                             2                          1,071,408.41                   2.47%
               1.75                             12                         5,276,050.62                  12.15%
              1.875                             1                            455,848.17                   1.05%
                  2                             3                            752,847.04                   1.73%
               2.25                             3                            241,283.92                   0.56%
               1.75                             1                            106,969.39                   0.25%
                                      ------------------------------------------------------------------------------
               TOTALS                           96                    $   43,430,730.90                 100.00%
                                      ==============================================================================


-------------------------

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except when the Margin is greater than or equal to 1.25%, but less than 2.75%, in which case it is added to the applicable Six-Month LIBOR Index. For the Treasury Index Loans, the Margin is 2.75%. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage
         Rate.



         Range of Group 2 Mortgage Loan Principal Balances as of December 31, 1999

                                        Number of Mortgage                                   % of Grooup 2 Mortgage Loans
     Range of Principal Balances              Loans                 Principal Balance            by Principal Balance
-------------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                    10                      $  371,429.23                   2.72%
$50,000-54,999.99                               1                           52,365.08                   0.38%
$55,000-59,999.99                               1                           59,347.06                   0.44%
$60,000-74,999.99                               4                          274,191.62                   2.01%
$75,000-99,999.99                               6                          536,153.42                   3.93%
$100,000-149,999.99                             5                          650,554.39                   4.77%
$150,000-199,999.99                             6                        1,031,504.09                   7.56%
$200,000-249,999.99                             13                       2,825,864.66                  20.72%
$250,000-299,999.99                             2                          533,633.15                   3.91%
$300,000-349,999.99                             2                          673,955.87                   4.94%
$350,000-399,999.99                             2                          724,435.66                   5.31%
$400,000-449,999.99                             3                        1,263,315.11                   9.26%
$500,000-549,999.99                             2                        1,067,849.13                   7.83%
$550,000-599,999.99                             3                        1,734,064.69                  12.71%
$750,000-799,999.99                             1                          773,696.99                   5.67%
$1,000,000-1,099,999.99                         1                        1,068,243.18                   7.83%
                                      ------------------------------------------------------------------------------
               TOTALS                           62                    $ 13,640,603.33                 100.00%
                                      ==============================================================================




                              Range of Group 3 Mortgage Loan Principal Balances as of December 31, 1999

                                        Number of Mortgage                                   % of Group 3 Mortgage Loams
     Range of Principal Balances              Loans                 Principal Balance          by Principal Balance
------------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                    2                    $   94,735.97                0.84%
$50,000-54,999.99                               1                        50,528.10                0.45%
$60,000-74,999.99                               1                        70,208.20                0.62%
$75,000-99,999.99                               7                       624,850.81                5.52%
$100,000-149,999.99                             4                       522,811.13                4.62%
$150,000-199,999.99                             7                     1,256,055.81               11.10%
$200,000-249,999.99                             7                     1,574,058.02               13.91%
$250,000-299,999.99                             10                    2,679,161.04               23.68%
$300,000-349,999.99                             7                     2,273,601.67               20.09%
$350,000-399,999.99                             3                     1,095,720.76                9.68%
$400,000-449,999.99                             1                       440,553.26                3.89%
$600,000-649,999.99                             1                       633,897.39                5.60%
                                      ------------------------------------------------------------------------------
               TOTALS                           51                 $ 11,316,182.16               100.00%
                                      ==============================================================================


                                                        --------------------

                                           The date of this Supplement is March 31, 2000.
